EXHIBIT 3.01

               RESTATED CERTIFICATE OF INCORPORATION OF REGISTRANT
                               FILED APRIL 1, 1969

                     RESTATED CERTIFICATE OF INCORPORATION
                         DYNASIL CORPORATION OF AMERICA

To: The Secretary of State
    State of New Jersey

     Pursuant to the provisions of Section 14A:9-5(3) through 14A:9-5(5), Corporations, General, of the New Jersey Statutes, the undersigned corporation desiring to amend and restate its Certificate of Incorporation hereby certifies that:

     (a) The name of the Corporation is DYNASIL CORPORATION OF AMERICA.

     (b) The date this Restated Certificate was adopted by the Shareholders of the Corporation was March 29, 1969.

     (c) The number of shares outstanding at the time of the action of the Shareholders was 81,889 shares of Common Stock, par value $5.00 per share, and the number of Common Shares entitled to vote thereon was 81,889.

     (d) In action taken by the Shareholders, the number of shares of Common Stock voted in favor of the Restated Certificate of Incorporation was 63,857, and the number of shares voted against the Restated Certificate of Incorporation was 494.

     (e) The Restated Certificate, including amendments, adopted by the Shareholders, set forth in full, follows:

          RESOLVED, That the Certificate of Incorporation of this Corporation, as heretofore amended, be further amended as set forth below, and that the Certificate of Incorporation shall, as amended, be restated as follows, and henceforth the Certificate of Incorporation shall not include any prior documents:

                     [RESTATED CERTIFICATE OF INCORPORATION]

1.   The name of the Corporation is DYNASIL CORPORATION OF AMERICA.

2. The purposes for which the Corporation is organized are to engage in any and all activities within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

3. The aggregate number of shares which the Corporation shall be authorized to issue is One Million Five Hundred Thousand (1,500,000) shares of Common Stock, par value Ten Cents ($.10) per share.

4. The registered office of the Corporation is Dynasil Corporation of America, Cooper Road and Taunton Avenue, West Berlin Township, Camden County, New Jersey, and the registered agent of the Corporation is Martin Saepoff.

5. The Board of Directors at the effective date of this Restated Certificate of Incorporation consists of seven (7) members elected by the Shareholders of the Corporation for a term of one (1) year and until their respective successors are duly elected and qualified. The names and addresses of the Board of Directors at the effective date of this Restated Certificate of Incorporation are:

     Dr. Harold Berlin                     352 S. 27th Street
                                           Camden, New Jersey
     Jack J. Dannenberg                    1705 E. Willow Grove Ave.
                                           Philadelphia, Pa.
     George D. Keller                      406 Rex Avenue
                                           Philadelphia, Pa.
     Raymond R. Leibovitz                  326 E. Girard Avenue
                                           Philadelphia, Pa.
     Kurt H. Osberg                        1421 W. Bristol Road
                                           Hartsville, Pa.
     George K. Porter, Jr.                 12 Grisson Place
                                           Maple Glen, Pa.
     Martin Saepoff                        31 Wagon Lane
                                           Cherry Hill, New Jersey

6.   The duration of the Corporation is and shall be perpetual.

7. Any directorship to be filled by reason of an increase in the number of Directors may be filled either by the Board of Directors or by the Shareholders at an annual meeting or at a special meeting of Shareholders called for that purpose.

8. The Board of Directors shall have the power to remove Directors for cause and to suspend Directors pending a final determination that cause exists for removal.

     [END OF RESTATED CERTIFICATE OF INCORPORATION]

     (f) Upon the effective date of the filing of the Restated Certificate of Incorporation, certificates representing outstanding shares of Common Stock of $5.00 par value will not have to be surrendered to the Company but will represent the same number of shares of Common Stock of the par value of $.10 per share. Each Shareholder of record at the close of business on the effective date of the Restated Certificate will be mailed an additional certificate or certificates representing in the aggregate nine shares of Common Stock of the par value of $.10 per share for each share of Common Stock of the par value of $5.00 per share held by him of record at the close of business on such effective date.

     (g) Upon the effective date of the filing of the Restated Certificate of Incorporation, the aggregate par value of the Corporation's Common Stock will be reduced in the following amount: $327,556. The manner in which the reduction shall be effected shall be to transfer the amount of reduction to an appropriate capital surplus account. The aggregate par value of the Corporation's Common Stock after giving effect to the reduction is $81,889.

     IN TESTIMONY WHEREOF, the applicant has caused this Restated Certificate of Incorporation to be signed by its President or Vice President and its Corporate Seal, duly attested by its Assistant Secretary or Treasurer, to be hereunto affixed this 29th day of March, 1969.
                                            DYNASIL CORPORATION OF AMERICA


                                            By
                                              ----------------------------------

(Corporate Seal)                            Attest
                                                   -----------------------------

                                                    FILED AND RECORDED

                                                      APRIL 1, 1969

                                                       [SIG ILLEGIBLE]
                                                 -------------------------
                                                    SECRETARY OF STATE